Exhibit 99.1

June 20, 2023

Greg Maffei to Participate in the Walker Webcast

ENGLEWOOD, Colo.--(BUSINESS WIRE) -- Liberty Media Corporation (NASDAQ: LSXMA, LSXMB, LSXMK, FWONA, FWONK, BATRA, BATRK) announced that Greg Maffei, President and CEO of Liberty Media Corporation, will be participating in the Walker & Dunlop Walker Webcast on Wednesday, June 21st at 10:30 a.m. M.T. During the webcast, Mr. Maffei may make observations regarding the company's financial performance and outlook, as well as other forward-looking matters.

The webcast will be broadcast live via the Internet. Interested persons can register at the Walker & Dunlop website at https://www.walkerdunlop.com/webcasts/. A replay will also be available on the Walker & Dunlop YouTube page at https://www.youtube.com/@WalkerDunlop after appropriate filings have been made with the SEC.

About Liberty Media Corporation

Liberty Media Corporation operates and owns interests in a broad range of media, communications and entertainment businesses. Those businesses are attributed to three tracking stock groups: the Liberty SiriusXM Group, the Braves Group and the Formula One Group. The businesses and assets attributed to the Liberty SiriusXM Group (NASDAQ: LSXMA, LSXMB, LSXMK) include Liberty Media Corporation’s interests in SiriusXM and Live Nation Entertainment. The businesses and assets attributed to the Braves Group (NASDAQ: BATRA, BATRK) include Liberty Media Corporation’s subsidiary Braves Holdings, LLC. The businesses and assets attributed to the Formula One Group (NASDAQ: FWONA, FWONK) consist of all of Liberty Media Corporation’s businesses and assets other than those attributed to the Liberty SiriusXM Group and the Braves Group, including its subsidiary Formula 1 and other minority investments.

About Walker & Dunlop

Walker & Dunlop (NYSE: WD) is one of the largest commercial real estate finance and advisory services firms in the United States. Their ideas and capital create communities where people live, work, shop, and play. The diversity of their people, breadth of brand and technological capabilities make them one of the most insightful and client-focused firms in the commercial real estate industry.

Liberty Media Corporation
Shane Kleinstein, 720-875-5432

Source: Liberty Media Corporation